Exhibit (a)(13)

FOR IMMEDIATE RELEASE
FRIDAY, JUNE 11, 1999



            TI GROUP RECEIVES CLEARANCE FROM EUROPEAN COMMISSION FOR
                       TENDER OFFER FOR WALBRO CORPORATION

TI Group today announced that it has received clearance from the European Commission for the proposed acquisition of Walbro Corporation. The tender offer is scheduled to expire at 12.00 midnight New York City time on Tuesday June 15, 1999 unless the offer is further extended.

Warburg Dillon Read LLC (212-821-2875) is acting as the Dealer Manager and Innisfree M&A Incorporated (212-750-5833 or 888-750-5834) as the Information Agent for the tender offer.


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For further information please contact:

RALPH KESSLER
Senior Vice President
TI Group Inc.
Tel:  212 319 3101







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